Exhibit 10.3
MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT
     This Management and Operational Services Agreement (“Agreement”) is made and entered into as of the 26th day of July, 2006, by and between West Central Cooperative, a cooperative association organized and existing under the laws of the state of Iowa, with offices at Ralston, Iowa (“West Central”), and Southern Iowa BioEnergy LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at 115 South Linden, Lamoni, Iowa (“SIBE”).
     RECITALS: SIBE and Renewable Energy Group, LLC (“REG”) have entered into a Letter of Intent (“Letter of Intent”) concerning an engineering agreement, with respect to a biodiesel production facility to be built for SIBE in Lamoni, Iowa (“Biodiesel Facility”). As a new entity without staff, SIBE has recognized the importance of drawing upon the experience of West Central in the initial operation of the Biodiesel Facility. SIBE and West Central have discussed the general terms and conditions under which West Central would provide start up management and operational services to SIBE with respect to the Biodiesel Facility, which the parties wish to reduce to this writing.
     IT IS THEREFORE AGREED by and between the parties as follows:
1.	General Scope. Subject to the terms of this Agreement, and in consideration of the fee for such services to be paid by SIBE as set out herein, West Central will provide for the overall management of the Biodiesel Facility, place a general manager and an operations manager at the Biodiesel Facility, acquire feed stocks and the basic chemicals necessary for the operation of the Biodiesel Facility, perform the administrative, sales and marketing functions for the Biodiesel Facility, and provide human resources support for SIBE’s personnel needs at the Biodiesel Facility. In fulfilling its duties and obligations hereunder, West Central shall cooperate with SIBE and act in a manner to maximize the long-term success and profitability of SIBE.
2.	Responsibilities of West Central. Under this Agreement, West Central agrees to provide the following:
A.	General Manager. West Central will provide a General Manager to implement and oversee the business plan for the Biodiesel Facility, and direct, promote and coordinate the staff, personnel and plant operations. The General Manager will be an employee of West Central, but will be assigned to exclusively carry out the responsibilities of General Manager at the Biodiesel Facility. Included among the specific duties to be accomplished by the General Manager are:
•	To utilize their ongoing best efforts to successfully and profitably manage the Biodiesel Facility in SIBE’s best interests;

•	Development of an annual budget for presentation to and approval of SIBE’s Board of Directors (or other board of governance (“Board”));

•	Attend meetings of the Board and provide information regarding SIBE’s operations, including but not limited to any information specifically required by SIBE’s Board of Directors upon its request ;

•	Insure that all raw product costs are minimized and that all finished product revenues are maximized;

•	Work with SIBE’s Board to formulate SIBE’s mission and goals

•	Work towards achievement of such mission and goals;

•	Monitor regulatory affairs and insure legal compliance;

•	Hire, terminate and replace Biodiesel Facility personnel as necessary;

•	Management of governmental relations, including USDA’s biodiesel programs; and

•	Such other duties as may be agreed between West Central and SIBE.
The General Manager will report to such officer of West Central as West Central shall from time to time designate. West Central and SIBE agree to periodically review the performance of the General Manager in meeting his or her duties and obligations hereunder. All employee compensation and employee benefits associated with the position of General Manager will be paid by West Central.
B.	Operations Manager. West Central will provide an Operations Manager to oversee the operation of the Biodiesel Facility. The Operations Manager will be an employee of West Central, but will be assigned to exclusively carry out the responsibilities of Operations Manager at the Biodiesel Facility. Included among the specific duties to be accomplished by the Operations Manager are:
•	Planning and scheduling biodiesel production to meet customer needs and marketing goals;

•	Monitor and improve quality control;

•	Oversee facility and equipment maintenance;

•	Assist with budgeting and the monitoring of labor and other expenses in the operation;

•	Implement processing changes and new technologies as they evolve, and plan for new projects relating to biodiesel production; and

•	Such other duties as may be agreed to between West Central and SIBE.
The Operations Manager will report to the General Manager . West Central and SIBE agree to periodically review the job performance of the Operations Manager in meeting his or her duties and obligations hereunder. All employee compensation and employee benefits associated with the position of Operations Manager will be paid by West Central.
C.	Feed Stocks Procurement. West Central will arrange for the purchase and procure all feed stocks necessary or appropriate for production at the Biodiesel Facility, and will:
•	Provide analysis and audit of feed stock suppliers;

•	Purchase feed stocks at competitive prices meeting specifications and in adequate quantities to fill the production schedule of the Biodiesel Facility;

•	Negotiate for discounts where obtainable on feed stocks;

•	Arrange for transportation, logistics, and scheduling of feed stock deliveries; and

•	Provide analysis and audit of bulk transportation providers.
D.	Chemical Inputs Procurement. West Central will arrange for the purchase and procure all basic chemical inputs necessary or appropriate for production at the Biodiesel Facility, and will:
•	Perform due diligence requirements for investigation of suppliers of the chemical inputs;

•	Provide analysis and audit of chemical suppliers;

•	Purchase chemical inputs at competitive prices meeting specifications for use in the Biodiesel Facility;

•	Negotiate for discounts where obtainable on chemicals;

•	Procure adequate chemical inputs to meet production schedules for the Biodiesel Facility;

•	Provide analysis and audit of bulk transportation suppliers; and

•	Arrange for transportation, logistics, and scheduling services for chemical input deliveries by suppliers.
E.	Administrative Services. West Central shall provide administrative services to support the operation of the Biodiesel Facility, agreeing to provide assistance within the following areas as more fully described on Exhibit A hereto (and at West Central’s expense except for those materials and items noted on such Exhibit A):
•	Accounting

•	Human Resources

•	Information Technology

•	Insurance Administration

•	Payroll

•	Communications
F.	Sales and Marketing. West Central will utilize its best efforts as SIBE’s sales representative to market all biodiesel, glycerin and fatty acids produced at the Biodiesel Facility (“Products”) at the Product Prices (as defined below). With respect to such services, West Central agrees to provide:
•	Market analysis of biodiesel supply and demand utilizing non-proprietary public information;

•	Opportunities for participation in a trade association (which if necessary West Central to work within the biodiesel industry to create), to access additional historical data regarding prices, costs, and other analysis, contributed and disseminated to members on an aggregated basis;

•	Enhanced access to biodiesel markets with West Central’s established distribution channels and transportation at pass through costs;

•	Analysis and audit of biodiesel customers desiring to purchase SIBE Product, including credit analysis;

•	Marketing specialists to serve as SIBE’s representatives to identify potential customers and attain and establish sales opportunities for the Product at the prices and terms as established by SIBE;

•	Arrangements for transportation, logistics, and scheduling of biodiesel shipments;

•	Where advantageous, arrange for leased tankers for rail shipments;

•	Analyze and audit bulk transportation providers;

•	Oversee reconciliation of shipments, invoicing and payments on a weekly basis; and

•	Provide invoicing, accounts receivable management and collection services (not including litigation) for biodiesel shipments.
G.	Personnel Changes. West Central agrees not to move a person placed as General Manager, Operations Manager or other management or supervisory level employee at the Biodiesel Facility to another facility operated by West Central during the term of this Agreement without the written consent of SIBE. Subject to the foregoing, West Central has the right to hire, fire, and replace persons selected to serve as General Manager or Operations Manager at the Biodiesel Facility.
3.	Compensation for Services. In consideration of the services to be rendered during the term of this Agreement:
A.	Monthly Fee. SIBE shall initially pay to West Central, on a monthly basis, a fee equal to 5.7¢ per gallon of biodiesel produced from the Biodiesel Facility during the month for which the fee is computed (the rate per gallon herein the “Fee Rate,” and the payment per month the “Monthly Fee”). For purposes of this Agreement, determination of the biodiesel produced from the Biodiesel Facility for a month shall be based upon a compilation of the daily production reports for the Biodiesel Facility for such month, and references to a “gallon” shall be to the U.S. liquid measure of capacity, 231 cubic inches, corrected to 60 degrees Fahrenheit.

The Fee Rate shall be adjusted for the month following the first anniversary of the Biodiesel Facility first producing Product for sale (“First Production Month”), and annually for such month thereafter, according to the movement in the Consumer Price Index for all-urban consumers, U.S. City Average, All Items published by the Department of Labor (the “CPI”) in the following manner. The CPI for the First Production Month shall be used as the denominator and the CPI for the month preceding the month for which the adjusted Fee Rate is being computed shall be used as the numerator. This fraction shall be multiplied by the amount of the initial Fee Rate, and the resulting amount shall be the new Fee Rate to be used to compute the Monthly Fee for twelve months beginning with the month for which the adjusted Fee Rate was computed, except that in no event shall the adjusted Fee Rate be less than the initial Fee Rate as set out above. The Fee Rate for each subsequent year of the term shall be adjusted in a similar manner, with the CPI for the First Production Month being used as the denominator and the CPI for the month preceding the month for which the adjusted Fee Rate is being computed being used as the numerator, and such fraction being multiplied by the initial Fee Rate, such adjusted Fee Rate in no event to be less than the initial Fee Rate as set out above. If CPI information is not yet available when payment of the Monthly Fee is due, the Monthly Fee shall be paid at the Fee Rate in effect prior to adjustment, the parties agreeing upon receipt of the CPI information and calculation of the adjusted Fee Rate to make any necessary adjustment in payment so that the correct Monthly Fees have been paid. If the Department of Labor’s method of computing the CPI is substantially modified or ceases, the parties agree to adopt another measure of the cost of living for these purposes.

B.	Net Income Bonus. As an incentive to West Central, and as additional compensation for the services being rendered, SIBE agrees to pay a bonus to West Central on a yearly basis equal to six percent (6%) of the Net Income of SIBE’s Biodiesel Facility (“Net Income Bonus), as determined hereafter. For purposes of this Agreement, SIBE’s “Net Income” shall be the net income for its fiscal year before any deduction or allowance for federal or state income taxes, determined in accordance with generally accepted accounting principles applied on a consistent basis by the independent CPA firm engaged by SIBE, and then adjusted as necessary to: (i) include the receipt of government payments such as under the federal excise tax credit program or similar federal or state payments; (ii) exclude any gains or losses realized on the sale or disposition of capital assets; (iii) adjust depreciation to utilize Internal Revenue Service Class lives depreciated on a straight line, mid-month basis (with no bonus depreciation, Section 179 expense (election to expense certain depreciable assets) or any other method of accelerated depreciation, first year write-off or expensing to be taken), and (iv) exclude any reduction for the Net Income Bonus paid or accrued to West Central as a result of this subsection. For any partial fiscal year for SIBE occurring during the term of this Agreement, West Central shall receive a Net Income Bonus, if any, computed for that period of the fiscal year in which West Central provides services hereunder.
C.	Payment. The Monthly Fee shall be due on the tenth (10th) of the month following the month for which such fees are computed and payable. The Net Income Bonus shall be paid within ten (10) days after SIBE’s Board accepts the audit report for the fiscal year for which such Net Income Bonus is computed, except that if the Net Income Bonus is not paid within three (3) months of the close of SIBE’s fiscal year because the audit has not been received (or within three (3) months of the end of the term of this Agreement in the event of the computation of an Income Bonus for a partial fiscal year), SIBE shall compute and pay an estimated Net Income Bonus (if any is due) based on its internal figures on or before the end of such three (3) month period, the parties agreeing upon receipt of the audited figures to make any necessary adjustment in such estimated payment so that the correct Net Income Bonus has been paid.
4.	Responsibilities of SIBE. Concurrent with performance of the obligations of West Central as previously set out in this Agreement, SIBE understands and recognizes that upon completion of the Biodiesel Facility by REG, it shall be the obligation of SIBE to:
A.	Establish a Board of Directors or similar group to provide governance of SIBE, and input and guidance to the General Manager regarding the Biodiesel Facility, and to take action upon recommendations of the General Manager, and if the Board of Directors deems appropriate, approve for implementation reasonable suggestions of the General Manager.

B.	Establish on a monthly basis (or more often as needed) the price for which West Central, as SIBE’s sales representative, is to sell SIBE’s Product, and review and determine production levels to be maintained at the Biodiesel Facility.

C.	Provide the names of at least three (3) persons who would be authorized on SIBE’s behalf to establish Product Prices, approve special prices, agree to the handling of off-grade Product, and approve the write off of accounts receivable or filing of suit to collect accounts receivable (it being understood that all other litigation by or on behalf of SIBE must be authorized by the Board of Directors of SIBE), and further to notify West Central of any changes in such designees (such designees to be reasonably available for contact by West Central, and able to respond in a timely fashion).

D.	Provide funds for:
(i)	Purchase, installation and maintenance of software, hardware, and related equipment located at the Biodiesel Facility, together with utilities and related charges, in order to accomplish the necessary communication of voice and data between the parties, and conduct SIBE’s business at and operate the Biodiesel Facility.

(ii)	The cost of acquisition and implementation of newly evolving technologies (and including those developed by West Central or its affiliates) at the Biodiesel Facility, which have been approved by the Board.

(iii)	Payment of all compensation, benefits, insurance, taxes and costs with respect to SIBE’s employees necessary for filing operational needs at the Biodiesel Facility (“Employees”).

(iv)	Offices and computers located at the Biodiesel Facility, cell phones, and other facilities, services and support for the personnel needed to operate the Biodiesel Facility (and including the General Manager and Operations Manager) and appropriate for the performance of their duties for SIBE.

(v)	Payment or reimbursement for reasonable travel and other similar out of pocket expenses incurred in furtherance of the business of SIBE and in fulfillment of the duties of the personnel needed to operate the Biodiesel Facility (and including the General Manager and Operations Manager), upon submission and substantiation of such expenses as may be required for tax or auditing purposes.

(vi)	Payment of the costs of legal counsel and outside auditors as may be determined necessary by the Board, and including for the examination of financial records, preparation of income tax returns for SIBE and related reports to its owners and third parties, securities filings, and similar reports.

(vii)	In general, the purchase and delivery of all feed stocks, chemical and other inputs, all staff and personnel costs (other than those of the General Manager and Operations Manager) necessary to operate the Biodiesel Facility, and all other expenses of doing business at the Biodiesel Facility not specifically being assumed by West Central as a part of the furnishing of services hereunder, as well as all required capital expenditures to maintain the Biodiesel Facility in a condition capable of producing Product acceptable to the market place.
E.	Perform such other tasks and duties as have been separately set out hereunder and agreed to by SIBE.
5.	Other Operational Understandings & Agreements:
A.	Risk Management Program. SIBE agrees to consider adoption of the risk management program used by West Central which supports the procurement of feed stocks and chemical inputs hereunder (“Risk Management Program”). The objective of the program is to manage the commodity price risk resulting from fluctuating prices of feedstock (oils and fats), chemical inputs (methanol and catalysts), and the finished Products (biodiesel and glycerin) due to changing market conditions. Under the Risk Management Program, West Central will utilize the Chicago Board of Trade, New York Mercantile Exchange, and other exchanges as warranted to establish an account or accounts in SIBE’s name, and acquire instruments as necessary to implement risk management strategies. Such account(s) and instruments would be funded by SIBE, with all resulting gains and losses from the purchase and sale transactions of any futures contracts, options, and cash instruments associated with the Risk Management Program to flow to the benefit of or be borne by SIBE. SIBE agrees to adopt such resolutions and execute such agreements as are reasonably necessary to implement the Risk Management Program, and pay transactional costs incurred to carry out such program.

B.	Plant Information Program. In its management of the Biodiesel Facility, West Central shall utilize a software program (“PI System”) interfacing with the computer control system running the Biodiesel Facility, making available production data for operations, engineering, sales, marketing, logistics and management to better make informed decisions with respect to production processes. During the term of this Agreement, the PI System will also allow for West Central’s remote access to information on the operation of the Biodiesel Facility to provide for data collection, monitoring, benchmarking and trouble shooting, all to better aid performance for SIBE.

C.	Product Pricing. On at least a monthly basis (or more often as needed), West Central shall identify and provide available marketing information to SIBE with respect to Products.. SIBE will establish the Product prices for West Central to use in selling Products (“Product Prices”), based upon market place conditions. Any change in Product Prices shall be effective for Product sales made beginning the seventh (7th) calendar day after West Central’s receipt of notice of new Product Prices, except for quotations still open and extended prior to the change in the Product Prices, or unless otherwise agreed to by the parties (SIBE and West Central to honor all pre-existing contracts and agreements with respect to price). All Product sales by West Central as SIBE’s sales agent shall be at or above the Product Prices then in effect, unless written consent is received from SIBE for special prices due to volume commitments, SIBE storage constraints, or other reasons approved by SIBE. West Central specifically states that it will not sell the Product at prices less than the Product Prices without SIBE’s prior written approval, and that if West Central is able to sell Products at prices above the Product Prices, SIBE would nonetheless receive all proceeds of any such sales. West Central will in any event use its best efforts, as SIBE’s sales agent, to maximize the sales revenues received by SIBE.

D.	Off Site Storage. In order to maximize profit potential, and including taking advantage of regional marketing opportunities, there will be times in the marketing of Product that West Central will recommend the storage of SIBE’s Product in third party locations. In such case, SIBE agrees that it will be responsible for transportation costs for its Product to the storage facility, in and out charges, such Product’s prorated share of storage, and other related expense, so long as approved by SIBE prior to use of off site storage.

E.	Product Sales, Handling of Proceeds. It is expected that sales of Products will be made in West Central’s name. West Central shall take title to the Product when loaded for delivery FOB the Biodiesel Facility, unless otherwise agreed. West Central will pay over to SIBE all Product proceeds received from sales of SIBE Products. West Central shall remit by electronic transfer to SIBE by the close of business each Wednesday all such proceeds received during the previous seven (7) days.

F.	Off Grade Product. In the event off grade Product is produced at the Biodiesel Facility that is not marketable at the Product Prices then in effect, West Central will nonetheless use its best efforts to sell such Product for SIBE at the highest prices reasonably obtainable. With respect to biodiesel, and for purposes of this Agreement, off-grade Product shall include biodiesel which fails to meet the specifications contained in ASTM D6751 as it may be amended or modified (or such other standards for biodiesel as may in the future develop in the biodiesel industry) or if for any other reason a customer reasonably rejects biodiesel. With respect to Products other than biodiesel, for purposes of this Agreement, off-grade Product shall include Product which fails to meet specifications mutually agreed upon by the parties, or if for any other reason a customer reasonably rejects such Product. In the event off-grade Product is sold, West Central shall work to minimize any loss to SIBE for returned Product, cost of cover, and related expenses. West Central shall advise SIBE of Product complaints, and shall not accept the return of, or make any allowance with respect to any Product, without SIBE’s prior written approval. West Central and SIBE shall work together to determine the resolution of customer complaints and off-grade Product sales. SIBE shall pay for any costs associated with resolution of customer complaints or returned Product, including freight costs, cover, reasonable attorney fees and related expenses, unless such Product deficiencies were caused by the negligence or willful misconduct of West Central, in which event West Central will be responsible for such costs. Except where caused by West Central’s negligence or willful misconduct, SIBE agrees to indemnify West Central from any loss, claim or damage (including reasonable attorney fees) incurred as a result of the sale of off-grade Product.

G.	Credit Risk. West Central agrees to manage the accounts receivable and work to minimize bad debt losses. West Central shall pursue all reasonable efforts at collecting accounts, SIBE agreeing to pay for third party collection costs including attorney fees (Collection Costs”) except as may be subsequently shared as set out hereafter. West Central understands that any litigation commenced for the collection of accounts receivable must be approved by SIBE’s Board of Directors. The write off of accounts receivable shall be as mutually agreed by the parties. SIBE understands that losses on accounts receivable due to bad debt up to one-half per cent of Product sales will be borne entirely by SIBE as a cost of doing business. West Central agrees to share losses equally with SIBE with respect to accounts receivable for Product sales (including Collection Costs) to the extent that the total of such losses (not previously shared by the parties)

incurred from the commencement of the term of this Agreement to the date of computation of such losses exceed one half of one percent of SIBE’s total sales made under this Agreement for the same period. Should SIBE desire West Central to sell Product to buyers not approved by West Central, West Central shall make such sale in SIBE’s name, and provide normal invoicing and billing services. However, any risk of receipt or collection of such sale shall remain with SIBE, and shall not be included in the total of losses which might be shared by the parties as set out above.

H.	Employees. During the term of this Agreement, SIBE shall employ the Employees necessary for filling operational needs at the Biodiesel Facility (‘Employees”). The arrangement with respect to such Employees shall be upon the following terms:
(i)	The Employees assigned to perform the services contemplated by this Agreement will be and shall remain common law employees of SIBE.

(ii)	SIBE has sole responsibility for determining the rate of pay, hours and other terms and conditions of employment of the Employees, and shall be solely responsible for payment of all wages, employee benefits, withholding and remitting taxes, vacation and paid time off as required by state and federal law.

(iii)	SIBE bears sole responsibility for statutory insurance for the Employees, for FICA, unemployment, and workers’ compensation in accordance with applicable statutory requirements and limits.

(iv)	In the event SIBE requests West Central to handle payroll with respect to the Employees (including preparation of checks), SIBE will provide all necessary funds to pay directly or to reimburse West Central for all payments and costs associated with SIBE’s Employee costs (“Employee Costs”). On a monthly basis, West Central shall submit to SIBE an invoice detailing the Employee Costs attributed to the Employees for such month which have been paid in behalf of SIBE by West Central. Within ten (10) days of receipt of such invoices, SIBE shall remit payment in full to West Central.

(v)	SIBE shall delegate to the General Manager, and the General Manager shall exercise supervisory responsibilities with respect to the Employees, including without limitation, their day to day control and supervision, performance reviews and evaluations, and hiring and firing.
6.	Term of Agreement. This Agreement is effective as of the date of its execution by the parties (with services to commence by West Central hereunder at such time or times as appropriate based upon construction progress of the Biodiesel Facility), and shall remain in force for three (3) years after the end of the first month in which the Biodiesel Facility is producing Product for sale (subject to early termination due to default as set out hereafter). This Agreement shall continue after the initial term unless and until one party gives written notice of termination to the other of a proposed termination date at least twelve (12) months in advance of a proposed termination date. The initial term or any subsequent term may also be modified upon the mutual written consent of the parties.

7.	Confidentiality. SIBE agrees that in the performance of this Agreement, SIBE may receive or otherwise learn of certain items of information that are non-public, proprietary, or confidential to West Central or to parties with whom West Central has entered into contractual relationships (herein “Confidential Information” with respect to West Central), to include but not be limited to information concerning West Central’s operations, processes, methods and accumulated experience incidental to the processing, sale and distribution of Products, and including supplier and customer lists, the disclosure of which to third parties would be injurious to West Central or to parties with whom West Central has entered into contractual relationships. West Central agrees that in the performance of this Agreement, West Central will receive financial information including the results of SIBE’s operations, and may otherwise learn of certain items of information that are non-public, proprietary, or secret to SIBE or to parties with whom SIBE has entered into contractual relationships (herein “Confidential Information” with respect to SIBE) , the disclosure of which to third parties would be injurious to SIBE or to parties with whom SIBE has entered into contractual relationships. Each party as recipient (the “Recipient”) agrees not to use the Confidential Information of the other party (the “Provider”) for any purpose outside this Agreement. Recipient agrees not to disclose the Confidential Information of the Provider to any third party for any reason without the Provider’s prior express written consent, and then only after such third party had been made aware of these protective provisions and the need to prevent further dissemination of the Confidential Information, the Recipient in such case to be responsible for compliance with these provisions by any third party to whom the Recipient discloses Confidential Information. Recipient agrees that in the event of an actual or threatened disclosure of the Confidential Information of the other party, the Provider would not be adequately compensated by money damages and therefore agrees that the Provider shall be entitled to injunctive relief, specific performance or other equitable relief to limit or prevent such actual or threatened disclosure, together with recovery of costs of litigation from Recipient as a result of breach, including reasonable attorneys fees. These obligations of confidentiality shall not apply to any information which: (a) was known to Recipient or was in the public domain prior to disclosure hereunder; or (b) becomes known to the public from a source other than Recipient; or (c) is disclosed to Recipient by a third party having a legal right to make such disclosure.

Notwithstanding any provision herein to the contrary, the parties acknowledge and agree that SIBE shall be entitled to obtain and use at any time (and including after termination of the Agreement) any accounting records maintained by West Central with respect to the financial statement, assets and liabilities, and operation of SIBE and the Biodiesel Facility, and including accounts receivable and accounts payable.

In the management and operation of the Biodiesel Facility, West Central will direct the General Manager, Operations Manager, and Employees (as such term is defined herein) to hold competitively sensitive information of SIBE confidential and not disclose such information to West Central and its other employees with the consent of SIBE.

The parties acknowledge that in order to comply with certain statutory or regulatory requirements, this Agreement may need to be disclosed to the Securities Exchange Commission, the Iowa Securities Bureau or other regulators, and agree to allow such disclosure upon receipt of appropriate request.

8.	Intellectual Property Rights. SIBE shall have no right under the Agreement to make use of any brand names trademarked by West Central, nor any of the intellectual properties or know-how developed by West Central in conjunction with the operation of a plant similar to the Biodiesel Facility, or to use any of West Central’s intellectual properties and know-how other than pursuant to such separate licensing arrangements as may be entered into by the parties (if any), but the parties expressly agree that no such rights are being conveyed by virtue of the execution or performance of this Agreement.

9.	Non-Solicitation of Employees. Each party agrees that neither party (nor any affiliate, successor or permitted assign thereof) shall solicit for employment or consulting an employee of the other while such employment by the other continues, and for a period of three (3) years thereafter.

10.	Indemnification. The parties shall have the following indemnification/hold harmless rights and obligations hereunder:
A.	Except as to matters for which West Central is required to defend, indemnify and hold harmless SIBE under Section 10.B below, and provided that West Central and its directors, officers and employees, have otherwise satisfied and performed their duties and obligations in accordance with this Agreement, SIBE shall defend, indemnify and hold West Central, and its directors, officers and employees, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and court costs, suffered or incurred by any such party in defending any legal action or claim arising out of this Agreement, or West Central’s actions or inactions taken thereunder.

B.	West Central shall defend, indemnify and hold SIBE, and its directors, officers and employees, harmless from and against any and all claims, suits, losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and court costs, suffered or incurred by any such party arising from or as a result of: (i) breach by West Central or any representative, agent, officer or employee of West Central, of any warranty, representation, term, covenant or condition of this Agreement; or (ii) negligence, fraud or willful misconduct by the West Central or any representative, agent, officer or employee of West Central.

11.	Access to Books and Records. This Agreement provides for the payment by SIBE to West Central of a sum dependent upon the amount of production of biodiesel at the Biodiesel Facility, and the Net Income of SIBE’s Biodiesel Facility. For that reason SIBE agrees to make available its books and records for inspection and copying which are reasonably necessary for purposes of providing information with respect to biodiesel production, and verifying the computation of the Net Income Bonus, to the extent not already available to West Central in performance of its duties hereunder. West Central agrees to treat information received under such access rights as Confidential Information with respect to SIBE.

This Agreement provides for reimbursement by SIBE of various expenses of West Central, including with respect to Employee Costs which may be paid by West Central in behalf of SIBE. For that reason West Central agrees to make available those portions of its books and records for inspection and copying which are reasonably necessary for purposes of verifying appropriate amounts of reimbursement, and West Central’s compliance with its obligations set forth hereunder. SIBE agrees to treat information received under such access rights as Confidential Information with respect to West Central.

The expense of any such inspection or audit shall be borne by the party making such inspection, unless the need for a material correction to payment is revealed, in which case the reasonable expense of such inspection or audit shall be borne by the party whose books and records are being audited.

12.	Force Majeure. Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, terrorist acts, war, or sabotage, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom, and shall give prompt written notice of the force majeure event to the other party. The obligations of the party giving notice, so far as they are affected by the force majeure event, will be suspended during, but not longer than, the continuance of the force majeure event. The affected party must act with commercially reasonable diligence to resume performance and notify the other party that the force majeure event no longer affects its ability to perform under the Agreement.

13.	Arbitration. Should any controversy, claim, dispute or difference arise between the parties hereunder, out of or relating to this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, then each and every such controversy, claim, dispute or difference shall be submitted and settled by arbitration in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, and shall be conducted in Des Moines, Iowa. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

14.	Independent Status. Subject to the terms and conditions of this Agreement, West Central is authorized to perform services for SIBE as set out in the Agreement as an independent contractor and as an agent with such authority as is necessary to carry out the services herein provided. Nothing in this Agreement or in the course of dealing by the parties shall be construed to constitute SIBE and West Central as partners, joint venturors, or as guarantors for one another or as authorizing either party to obligate the other in any manner except as is necessary for West Central to fulfill the services provided for hereunder.

15.	Early Termination. Notwithstanding the provisions of Section 6 hereof, this Agreement may be terminated in accordance with the following provisions:
A.	A party hereto may (but is not required to) terminate this Agreement if the other party breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after delivery of written notice from the non-breaching party describing the alleged breach and the proposed remedy. However, if the breach is non-payment by SIBE under Section 3, or West Central of proceeds of sale under Section 5(E), the cure period shall be ten (10) days after delivery of written notice by the non-breaching party.

B.	Either party hereto may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature, (ii) makes a general assignment for the benefit of its creditors, (iii) files a voluntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for all or substantially all of its assets or permits the appointment of any such receiver or trustee who is not discharged within a period of sixty (60) days after such appointment.

C.	SIBE may terminate this Agreement effective immediately upon delivery of written notice to West Central, if REG has defaulted under the Construction Contract with regard to the Biodiesel Facility, and fails to remedy such default within the cure period provided under such Construction Contract.

D.	West Central may terminate this Agreement effective immediately upon delivery of written notice to SIBE, if SIBE has defaulted under the Construction Contract with regard to the Biodiesel Facility, and failed to remedy such default within the cure period provided under such Construction Contract.

E.	Notwithstanding any termination of this Agreement, the obligations and rights of the parties which have accrued as of the time of such termination shall survive.

F.	Without limiting the generality thereof, if termination is due to a breach by a party (the “Breaching Party”), then the Breaching Party shall indemnify the other party (the “Non-Breaching Party”) against any loss, claim or damages (including reasonable attorney fees) resulting from such breach or termination, and shall pay the costs of satisfying any obligations arranged by the Non-Breaching Party on behalf of the Breaching Party prior to such termination, including commitments for raw materials, transportation, sales, and hedging transactions.
16.	Remedies in the Event of Default. Where the Breaching Party commits a material breach of this Agreement (or of the Construction Contract as set out under subsections 15(C) or (D)), and: (a) if except as set out herein such material breach continues beyond the allowable cure period after the receipt of written demand for cure of such breach by the Non-Breaching Party as set out in Section 15 hereof (or the allowable cure period under the Construction Contract); or (b) if such material breach cannot be cured within such period and the Breaching Party does not within such cure period start to cure the breach and thereafter proceed diligently with the cure thereof, then the Non-Breaching Party may terminate this Agreement and may recover its money damages caused by such material breach (including arbitration fees, court costs, litigation expenses, and reasonable attorney fees) on written notice and demand to the Breaching Party for payment. Such payment shall be without prejudice to any other right or remedy that the Non-Breaching Party may have against the Breaching Party under this Agreement, at law or in equity, including injunctive relief and rights of specific performance.

17.	Representations and Warranties. As a material inducement to the other party to enter into this Agreement and with the understanding that the other party shall be relying thereon in consummating the transaction contemplated hereunder, each party hereby represents and warrants to the other party as follows:
A.	Authorization. The execution of this Agreement has been duly authorized by the appropriate owners and board of governance as may be required for such party to proceed.

B.	Standing. Such party is duly organized, validly existing and in good standing under the laws of the state of formation and such other states as may be required for this transaction, and has all requisite power and authority to consummate the transactions contemplated hereunder.

C.	Consents. No approval or consent is needed from any third party with respect to the performance of obligations hereunder by such party.

D.	Breaches. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and shall not result in any material breach of any terms or conditions of any mortgage, agreement or contract or obligation entered in to by such party (or in the case of SIBE by which the Biodiesel Facility is bound), nor, to the best of such party’s knowledge, shall they violate any statute, regulation, judgment or decree of any court in which such party may be bound (or in the case of SIBE by which the Biodiesel Facility may be subject).

E.	Litigation. There is no action, suit or proceeding pending, or to the best of such party’s knowledge, threatened against such party which might prevent or delay such party’s performance of its obligations hereunder.

F.	Ownership and Operation. SIBE (by its duly authorized representative signing below) further represents and warrants that it will be the owner of the Biodiesel Facility upon completion of its construction.

G.	Notices. All notices required or desired to be given under this Agreement must be given in writing, and shall be sent by registered or certified mail, return receipt requested, or by courier service, addressed to the parties at their addresses set forth below, or such other addresses as may subsequently be designated in writing by such party:

To SIBE:	Southern Iowa BioEnergy, LLC
115 South Linden
Lamoni, IA 50140
Attention: William Higdon

With copy to:	Brown Winick Graves Law Firm
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309
Attention: Chris Sackett

To West Central:	West Central Cooperative
406 1st Street, PO Box 68
Ralston, IA 51459
Attention: Nile Ramsbottom

With copy to:	Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.
115 East Lincolnway, Suite 200
Jefferson, IA 50129
Attn: John A. Gerken
Any notice or other communications made shall be deemed to have been given when received or refused. A party may change its address for notice by giving notice of such address as provided in this Section.
19.	Annual Review of Agreement. This Agreement will be reviewed annually by the parties, as they determine the best procedures for accomplishing such services, define their roles, and react to changes in the industry. Any changes to the Agreement shall require the mutual written consent of SIBE and West Central.

20.	Miscellaneous.
A.	Benefits. This Agreement shall bind and benefit the parties and their permitted successors and assigns.

B.	Assignment. Neither party may assign any of its rights in or delegate any of its duties under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, a party (“Assignor”) may assign any or all of its rights, duties and obligations under this Agreement to such party’s affiliate (“Assignee”), if such Assignee expressly assumes all obligations not otherwise remaining with Assignor hereunder, and Assignor nonetheless remains responsible hereunder in the event of any default by Assignee.

C.	Governing Law. Iowa law shall govern the construction and enforcement of this Agreement.

D.	Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements and understandings. This Agreement may not be amended or modified except in writing signed by both parties.

E.	Execution and Delivery. This Agreement may be executed in counterparts and delivered by facsimile, which, taken together, shall be considered one instrument and deemed an original.

F.	No Inference from Drafting. The parties both acknowledge that they have been represented by counsel, and that this Agreement has resulted from extended negotiations between the parties. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement.

G.	Waiver. The waiver by either party of a breach of any provision of this Agreement will not constitute or be construed as a waiver of any future breach of any provision of this Agreement.

H.	Survival. The provisions of Sections 7, 8, 9, 10, 11 and 13 of this Agreement shall indefinitely survive the expiration and termination of this Agreement.

I.	Covenant of Further Cooperation. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the provisions contained herein.

J.	Enforceability and Interpretation. It is the desire and intent of the parties hereto that this Agreement be enforced to the fullest extent possible under the laws and public policies of the state of Iowa. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such portion shall be deleted, and such deletion shall apply only to such provision with the remainder of the Agreement remaining valid and enforceable, to be construed in conformity with the parties’ initial intent. Further, to the extent any provision hereof is deemed unenforceable by virtue of its scope or terms with respect to geographical area or length of time, but may be enforceable by limitations thereon, the parties agree that this Agreement shall remain enforceable to the fullest extent possible after the application of such limitations.
21.	Condition Precedent to West Central’s Performance. West Central’s obligations and performance under the Agreement are expressly conditioned upon SIBE entering into a Design-Build Agreement with REG for construction of the Biodiesel Facility.

WEST CENTRAL COOPERATIVE		SOUTHERN IOWA BIOENERGY, LLC

By	/s/Jeffrey Stroburg	By	/s/William T. Hidgon

	Jeffrey Stroburg, President		President (Title)

Exhibit A to
Management and Operational Services Agreement (“Agreement”)
West Central and SIBE
Listing of Administrative Services to be Provided
     Pursuant to the Agreement to which this is attached, and as a part of the services it will perform thereunder, West Central will provide to SIBE the administrative services as set out hereafter. Such services will be included at no additional cost to SIBE other than the compensation set out under Section 3 of the Agreement, unless otherwise noted hereafter or separately in the Agreement.
     Accounting:
•	Financial Statements

•	General Ledger Maintenance

•	Cash Management

•	Customer Statements

•	Accounts Receivable

•	Accounts Payable

•	Bank Reconciliation

•	Depreciation

•	Audit Preparation

•	External Audit (providing assistance to external auditors, the expense of the external auditor to be paid by SIBE)
     Human Resources:
•	Hiring

•	Training, Job Descriptions, Government Reporting with respect to personnel

•	Employee hand book, policies/procedures

•	Workers Comp
     Information Technology:
•	AS400 Software/Application Maintenance (West Central to be reimbursed by SIBE for West Central’s costs (including employee expenses) for preparation of any special requested applications.)

•	Telephone/Network Services (SIBE to reimburse West Central for the cost of all equipment required and utility expenses incurred.)

•	Backup for Network

•	Backup for AS400 Files

•	Web Site Hosting
     Insurance Administration:
•	Compile Initial Insurance Specifications

•	Solicit Coverage Bids

•	Review Bids/Coverage Issues

•	Select Carriers to be Utilized (Cost of Coverage to be paid by SIBE)

•	Review Policies

•	Compile Insurance Summaries

•	COI setup dbase review

•	Certificate of Insurance Follow up

•	Claim Reporting Procedure

•	Claims Tracking

•	Claims Review

•	Claim reporting Follow up

•	Answer Coverage Questions
     Communications:
•	Press Releases

•	Writing for Website

•	Media Relations

•	Publicity for Annual Meeting

•	Newsletters (SIBE to reimburse West Central for supply costs, postage if applicable, and any outside printing services utilized.)